AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

Amendment dated as of September 5, 2012 to the Amended and Restated Investment Sub-Advisory Agreement dated as of August 1, 2004 between Independence Capital Management, Inc. (the “Adviser”) and T. Rowe Price Associates, Inc. (the “Sub-Adviser”) with respect to the Flexibly Managed Fund, High Yield Bond Fund and Large Growth Stock Fund (formerly known as the Growth Equity Fund) (each, a “Fund” and, together, the “Funds”), each a portfolio of the Penn Series Funds, Inc.

WITNESSETH:

WHEREAS, Adviser and Sub-Adviser have entered into an Amended and Restated Investment Sub-Advisory Agreement (the “Agreement”) dated as of August 1, 2004, pursuant to which the Sub-Adviser renders investment sub-advisory services to the Funds;

WHEREAS, Section 3 of the Agreement sets forth the provisions with respect to the compensation payable by the Adviser to the Sub-Adviser for the services rendered to the Funds pursuant to the Agreement;

WHEREAS, the Adviser and Sub-Adviser desire to amend Section 3 of the Agreement for the purpose of including additional terms and conditions with respect to the compensation payable to the Sub-Adviser under the Agreement;

WHEREAS, in accordance with Section 3 of the Agreement, Schedule B to the Agreement sets forth the investment sub-advisory fees to be paid by the Adviser to the Sub-Adviser for the investment advisory services rendered to the Funds pursuant to the Agreement; and

WHEREAS, the Adviser and Sub-Adviser wish to amend and restate Schedule B to the Agreement for the purpose of changing the investment sub-advisory fees that the Adviser will pay to the Sub-Adviser for providing investment advisory services to the Funds under the Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the Adviser and the Sub-Adviser hereby agree as follows:

1. Section 3B of the Agreement is hereby deleted and replaced with the following:

B. Fee Rates. The fee rate payable under this Agreement with respect to each of the Funds is set forth on Schedule B, which is attached hereto and made a part of this Agreement. With respect to each Fund, the Sub-Adviser agrees to provide notice to the Adviser in accordance with Section 24 of this Agreement in the event that the Sub-Adviser enters into an investment sub-advisory agreement to provide investment sub-advisory services to another registered investment company (i) with initial assets to be managed by the Sub-Adviser approximately equal to or less than the current assets managed pursuant to this Agreement; and (ii) pursuant to the same investment mandate and for substantially similar services provided to the Fund under this Agreement for a lower fee schedule than as provided for in Schedule B.

2. Schedule B to the Agreement is hereby amended and restated as set forth in Schedule B attached to this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

INDEPENDENT CAPITAL MANAGEMENT, INC.

By:
Peter M. Sherman President

T. ROWE PRICE ASSOCIATES, INC.

By:
Name:	Fran Pollack-Matz
Title:	Vice President

Schedule B

to the

Amended and Restated Investment Sub-Advisory Agreement

between

Independence Capital Management, Inc.

and

T. Rowe Price Associates, Inc.

Dated as of September 5, 2012

1.	Flexibly Managed Fund

Fee Rate. Pursuant to Section 3B, the Adviser shall pay the Sub-Adviser compensation at an annual rate based on the average daily net assets of the Flexibly Managed Fund as follows:

When Fund assets do not exceed $500,000,000:

(i)	0.50% (50 basis points) with respect to the first $250,000,000 of average daily net assets of the Fund; and

(ii)	0.40% (40 basis points) with respect to the average daily net assets of the Fund above $250,000,000.

When Fund assets exceed $500,000,000:

(i)	0.40% (40 basis points) with respect to the first $1,000,000,000 of average daily net assets of the Fund; and

(ii)	0.35% (35 basis points) with respect to the average daily net assets of the Fund above $1,000,000,000.

When Fund assets exceed $2,000,000,000:

(i)	0.40% (40 basis points) with respect to the first $500,000,000 of average daily net assets of the Fund; and

(ii)	0.35% (35 basis points) with respect to the average daily net assets of the Fund above $500,000,000.

When Fund assets exceed $3,000,000,000:

0.35% (35 basis points) with respect to the average daily net assets of the Fund.

For the Flexibly Managed Fund the Sub-adviser will provide the Adviser a transitional credit to eliminate any discontinuity between the tiered fee schedule and the flat fee once assets exceed $3 billion. The credit will apply at asset levels between $2.93 billion and $3 billion.

To accommodate circumstances where the Flexibly Managed Fund’s assets fall beneath $3 billion and to prevent a decline in the Fund’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the tiered fee schedule. This credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $3 billion, when the flat fee would be triggered, or (b) fall below a threshold of $2.93 billion, where the tiered fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the tiered fee schedule and the flat 0.35% fee schedule by the difference between the current portfolio size for billing purposes and the $2.93 billion threshold, divided by the difference between $3 billion and the $2.93 billion threshold. The credit would approach $250,000 annually when the Flexibly Managed Fund’s assets were close to $3 billion and fall to zero at $2.93 billion.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $2.93 billion	X $250,000
$71,428,571

2.	High Yield Bond Fund.

Fee Rate. Pursuant to Section 3B, the Adviser shall pay the Sub-Adviser compensation at an annual rate based on the average daily net assets of the High Yield Bond Fund as follows:

(i)	0.50% (50 basis points) with respect to the first $250,000,000 of average daily net assets of the Fund; and

(ii)	0.40% (40 basis points) with respect to the average daily net assets of the Fund above $250,000,000.

When the combined total average daily net assets of the High Yield Bond Fund, Large Growth Stock Fund and the Flexibly Managed Fund exceed $500,000,000, the fee rate for the High Yield Bond Fund shall be 0.40% (40 basis points) with respect to the average daily net assets of the Fund.

For the High Yield Bond Fund the Sub-Adviser will provide a transitional credit to eliminate any discontinuity between the tiered fee schedule and the flat fee once combined assets exceed $500,000,000. The credit will apply at asset levels between $437,500,000 and $500,000,000.

To accommodate circumstances where the Funds’ combined assets fall beneath $500,000,000 and to prevent a decline in the Funds’ combined assets from causing an increase in the absolute dollar fee, Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the tiered fee schedule. This credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until combined assets either (a) exceed $500,000,000, when the flat fee schedule would be triggered or, (b) fall below a threshold of $437,500,000 where the tiered fee schedule would be fully reapplied.

The credit is determined by prorating the difference between the tiered fee schedule and the flat fee ($250,000 per annum at all asset levels) over the difference between $500,000,000 and the current portfolio size for billing purposes. The credit would approach $250,000 annually when the Funds’ combined assets were close to $500,000,000 and fall to zero at $437,500,000.

The transitional credit is determined as follows:

Funds’ Combined Assets - $437,500,000	X $250,000
$62,500,000

3.	Large Growth Stock Fund.

Fee Rate. Pursuant to Section 3B, the Adviser shall pay the Sub-Adviser compensation at an annual rate based on the average daily net assets of the Large Growth Stock Fund as follows:

When Fund assets do not exceed $1,000,000,000:

(i)	0.40% (40 basis points) with respect to the first $250,000,000 of average daily net assets of the Fund;

(ii)	0.375% (37.5 basis points) of the next $250,000,000 of average daily net assets of the Fund; and

(iii)	0.35% (35 basis points) of average daily net assets of the Fund in excess of $500,000,000.

When Fund assets exceed $1,000,000,000:

(i)	0.35% (35 basis points) with respect to the first $1,000,000,000 of average daily net assets of the Fund; and

(ii)	0.325% (32.5 basis points) with respect to the average daily net assets of the Fund above $1,000,000,000.

For the Large Growth Stock Fund, the Sub-Adviser will provide the Adviser a transitional credit to eliminate any discontinuity between the tiered fee schedule applicable when Fund assets do not exceed $1,000,000,000 and the fee applicable when Fund assets reach $1 billion. The credit will apply at asset levels between approximately $946 million and $1 billion.

To accommodate circumstances where the Large Growth Stock Fund’s assets fall beneath $1 billion and to prevent a decline in the Fund’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the tiered fee schedule applicable when Fund assets do not exceed $1,000,000,000. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $1 billion, when the fee applicable when Fund assets reach $1,000,000,000 would be triggered, or (b) fall below a threshold of approximately $946 million, where the tiered fee schedule applicable when Fund assets do not exceed $1,000,000,000 would be fully re-applied.

The credit is determined by prorating the difference between the tiered fee schedule applicable when Fund assets do not exceed $1,000,000,000 and the fee schedule applicable when Fund assets reach $1,000,000,000 over the difference between $1 billion and the current portfolio size for billing purposes. The credit would approach $187,500 annually when the Fund’s assets were close to $1 billion and fall to zero at approximately $946 million.

The transitional credit is determined as follows:

Average Daily Fund Assets - $946,428,571	X $187,500
$53,571,428

4.    Expense Limitation For the Flexibly Managed and High Yield Bond Funds. The expense limitations of each of the Flexibly Managed Fund and High Yield Bond Fund (for purposes of this Section 4, each, a “Fund”), as a percentage of such Fund’s average daily net assets, are 1.00% and 0.90%, respectively. To the extent that a Fund’s total expenses for a fiscal year (excluding interest, taxes, brokerage, other expenses which are capitalized in accordance with generally accepted accounting principles, and extraordinary expenses, but including investment advisory and accounting, administrative and corporate service fees before any adjustment pursuant to this provision) exceed the expense limitation for the Fund, one-half of such excess amount shall be a liability of Sub-Adviser to Adviser. The liability (if any) of Sub-Adviser to pay Adviser one-half of such excess amount shall be determined on a daily basis. If, at the end of each month, there is any liability of Sub-Adviser to pay Adviser such excess amount, the fee shall be reduced by such liability. If, at the end of each month, there is no liability of Sub-Adviser to pay Adviser such excess amount and if payments of the fee at the end of prior months during the fiscal year have been reduced in excess of that required in this subsection, such excess reduction shall be recaptured by Sub-Adviser and shall be payable by Adviser to Sub-Adviser along with the fee payable to Sub-Adviser for that month. If, at the end of the fiscal year, there is any remaining liability of Sub-Adviser to pay Adviser such excess amount (which has not been paid through reduction of the fee), Sub-Adviser shall remit to Adviser an amount sufficient to pay such remaining liability.